Exhibit 10.1.1

As of June 28, 2005

Boulder Specialty Brands, Inc.

6106 Sunrise Ranch Drive

Longmont, Colorado 80503

Roth Capital Partners, LLC

24 Corporate Plaza

Newport Beach, CA 92660

Re:	Initial Public Offering

Ladies and Gentlemen:

The undersigned stockholder, officer and director of Boulder Specialty Brands, Inc. (the “Company”), in consideration of Roth Capital Partners, LLC (“Roth Capital”) entering into an engagement letter (“Engagement Letter”) to underwrite an initial public offering of the securities of the Company (“IPO”) and proceeding with the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 11 hereof):

1. If the Company solicits approval of its stockholders of a Business Combination, the undersigned will vote (i)all Insider Shares owned by him in accordance with the majority of the votes cast by the holders of the IPO Shares, and (ii) all other shares of common stock then owned by him, whether purchased in or after the IPO, in favor of a Business Combination, as a result of which the undersigned acknowledges and agrees that he will not be entitled to exercise the conversion rights offered to the Company’s public stockholders as to any other shares of common stock owned by him.

2. In the event that the Company fails to consummate a Business Combination within 18 months from the effective date (“Effective Date”) of the registration statement relating to the IPO (or 24 months under the circumstances described in the prospectus relating to the IPO), the undersigned (i) will take all reasonable actions within his power to cause the Company to liquidate as soon as reasonably practicable, (ii) waives any and all right, title, interest or claim of any kind in or to any liquidating distributions by the Company, including, without limitation, any distribution of the Trust Account (as defined in the Engagement Letter) as a result of such liquidation with respect to his Insider Shares (“Claim”), (iii) waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company except as and to the extent an agreement is otherwise disclosed in the Company’s registration statement relating to the IPO or as described in paragraph 5 below, (iv) will not seek recourse against the Trust Account for any reason whatsoever, and (v) agrees to indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by any vendor that is owed money by the Company for services rendered or products sold but only to the extent necessary to ensure that such loss, liability, claim, damage or expense does not reduce the amount in the Trust Account (as defined in the Engagement Letter).

3. In order to minimize potential conflicts of interest which may arise from multiple affiliations, the undersigned agrees to present to the Company for its consideration, those opportunities to acquire an operating company the undersigned reasonably believes are suitable opportunity for the Company, until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as the undersigned ceases to be an officer or director of the Company, subject to any fiduciary obligations the undersigned may have.

4. The undersigned acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm reasonably acceptable to Roth Capital that the business combination is fair to the Company’s stockholders from a financial perspective.

5. None of the undersigned, any member of the family of the undersigned, nor any Affiliate of the undersigned will be entitled to receive and will not accept any compensation for services rendered to the Company prior to the consummation of the Business Combination; provided that the undersigned shall (i) be entitled to reimbursement from the Company for his out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination, (ii) receive repayment of the promissory note or notes issued by the Company to the undersigned, (iii) through his Affiliate, Hughes Consulting, Inc., be entitled to receive, with Jeltex Holdings, LLC, a combined monthly fee of $10,000 for office space and administrative services, including secretarial support, provided by Hughes Consulting, Inc. and Jeltex Holdings, LLC to the Company.

6. None of the undersigned, any member of the family of the undersigned, or any Affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the family of the undersigned or any Affiliate of the undersigned originates a Business Combination.

7. The undersigned will escrow his Insider Shares for the three year period commencing on the Effective Date subject to the terms of a Stock Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.

8. The undersigned agrees to be the Chairman of the Board and Chief Executive Officer of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. The undersigned’s biographical information furnished to the Company and Roth Capital and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background and contains all of the information required to be disclosed pursuant to Section 401 of Regulation S-K, promulgated under the Securities Act of 1933, as amended. The undersigned’s Questionnaire previously furnished to the Company and Roth Capital is true and accurate in all respects. The undersigned represents and warrants that:

(a) he is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b) he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c) he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

9. The undersigned has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as Chairman of the Board and Chief Executive Officer of the Company.

10. The undersigned authorizes any employer, financial institution, or consumer credit reporting agency to release to Roth Capital and its legal representatives or agents (including any investigative search firm retained by Roth Capital) any information they may have about the undersigned’s background and finances (“Information”). Neither Roth Capital nor its agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection.

11. As used herein, (i) a “Business Combination” shall mean a stock exchange, asset acquisition or similar business combination with an operating business that is in the food and/or beverage industries; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iii) “Insider Shares” shall mean all of the shares of Common Stock of the Company owned by Insiders prior to the IPO; and (iv) “IPO Shares” shall mean the shares of Common Stock sold as part of the units in the Company’s IPO.

12. The undersigned hereby agrees that any action, proceeding or claim against the undersigned arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of California or the United States District Court for the Southern District of California, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The undersigned hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

STEPHEN B. HUGHES
Print Name of Insider

/s/ STEPHEN B. HUGHES
Signature

EXHIBIT A

Stephen B. Hughes has been our chairman of the board and chief executive officer since our inception. Since 2004, Mr. Hughes has served as the first non-employee member of the board of directors and a director of The Cambridge Group, a leading demand strategy consulting firm headquartered in Chicago, Illinois. While with Cambridge, Mr. Hughes has led or participated in securing new demand strategy engagements with a number of major consumer packaged goods (CPG) companies. From 2002 to 2004, Mr. Hughes served first as vice president of sales and then as the senior vice president of marketing and sales for White Wave Foods Company, a division of Dean Foods Company. Having joined White Wave immediately following its sale to Dean Foods, Mr. Hughes played a key role in increasing White Wave’s revenue run rate from approximately $200 million to over $400 million per year and positioning the White Wave management team to significantly outperform its earn-out objectives and receive a payout exceeding the targeted earn-out. From 2000 to 2002, he served as chairman of the board and chief executive officer of Frontier Natural Product, Inc., a privately held cooperative providing distribution services, organic ingredients and spices to the natural foods industry.

Mr. Hughes was president and chief executive officer of Celestial Seasonings, Inc. from 1997 to 2000, at which time Celestial Seasonings was acquired by The Hain Food Group, Inc. During Mr. Hughes’ tenure at Celestial, Celestial’s annual revenues from tea increased from $79 million to over $124 million and earnings before interest, taxes, depreciation and amortization, or EBITDA, increased from $12.0 million to $24.0 million; two new tea product segments were introduced and expanded (Green and Wellness Teas), with each achieving significant market share between one and two years of introduction; and during his 35 month tenure as chief executive officer, Celestial’s market capitalization increased from $80 million to almost $400 million.

From 1992 to 1996, Mr. Hughes held executive positions with increasing responsibilities at Tropicana Products, Inc., a division of Seagram Company, Ltd. Having first been appointed executive vice president of marketing in 1992, Mr. Hughes advanced to executive vice president and general manager of marketing and sales in 1993, and to executive vice president and general manager of U.S. Consumer and Commercial Operations, a $1.7 billion sales business, the position in which he served from 1994 to 1996. While Mr. Hughes was with Tropicana, its revenues increased from $1.2 billion to $1.7 billion; its market share of ready to drink orange juice increased from 34% to 42%; EBITDA increased from $60 million to $215 million; Mr. Hughes oversaw the development and launch of the Grovestand brand and extended the Pure Premium line through introducing multiple flanker products; Tropicana acquired and integrated the Dole beverage operation, then a $200 million in sales business; and Mr. Hughes led the U.S. re-engineering effort for customer fulfillment, implemented a customer promotion planning system and a category management system, and oversaw the implementation of two management information systems projects for customer planning and billing/invoicing. In 1997, Tropicana Dole was purchased by PepsiCo, Inc. from Seagram Beverage Company for over $3.0 billion.

Mr. Hughes was employed with the frozen food division of ConAgra Foods, Inc., as a vice president for new products from 1988 to 1989 and as executive vice president and general manager from 1989 to 1992. In these capacities, Mr. Hughes led the development and launch of the Healthy Choice initial line of frozen foods and the development and launch of products in eight extension categories. While with Healthy Choice, Mr. Hughes was responsible for developing, positioning, advertising and pricing strategies; raw material procurement and plant operations procedures; developed the strategy for rapid multi-category expansion; oversaw the introduction of pizza, soup, ice cream and breaded fish products; and developed licensing and partner relationships that led to the introduction of Healthy Choice cookies, cereals and Slim-Fast frozen meals manufactured by strategic partners. While Mr. Hughes was with the frozen food division, Healthy Choice annual revenues increased from zero to $1.0 billion and he initiated acquisition discussions with the owner of Marie Callander that led to its subsequent acquisition by ConAgra Foods.

From 1978 to 1988, Mr. Hughes held a number of marketing positions with the Consumer Products Group of McCormick & Company, Incorporated, the world’s largest maker of spices and a leading marketer of seasonings, flavorings, sauces and extracts. Among his responsibilities at McCormick’s Consumer Products Group were director of new ventures (1986-1988); director of the Tio Sancho Mexican food line (1983-1986); director of new products (1982-1983); assistant brand manager for seasoning mixes (1979-1981); and retail sales representative (1978-1979). Mr. Hughes also co-led the Project One team, a comprehensive re-engineering project that converted McCormick’s core spices business from metal tins to plastic bottles.

Mr. Hughes holds a Bachelor of Arts degree in economics and political science from Denison University and an MBA degree with a concentration in marketing and finance from the University of Chicago. He also serves on the Board of Trustees for the Alexander Dawson School and the Boulder Valley Lacrosse Association.

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